Exhibit 99.1

PRESS RELEASE For Immediate Release
Monolithic Power Systems, Inc.
79 Great Oaks Boulevard
San Jose, CA 95119 USA
T: 408-826-0600, F: 408-826-0601
www.monolithicpower.com

Monolithic Power Systems Announces

Results of 2014 Annual Meeting of Stockholders

SAN JOSE, Calif. June 12, 2014--Monolithic Power Systems (MPS) (Nasdaq: MPWR), a leading fabless manufacturer of high-performance analog and mixed-signal semiconductors, today announced that at the 2014 Annual Meeting of Stockholders held on June 12, 2014, the stockholders of MPS approved, on an advisory basis, the 2013 compensation of MPS’ executive officers, re-elected two current directors of MPS, and ratified the appointment of MPS’ independent auditors for 2014.

The vote in favor of the resolution to approve the 2013 compensation of MPS’ executive officers was approximately 90% of the votes cast on the resolution, each of the two directors was re-elected with more than 93% of the votes, and the appointment of MPS’ independent auditors was approved with 95% of the votes.

"One of the essential elements for sustainable long-term growth in a public company is a balanced incentive program that aligns the interests and shares success with stockholders, executives and employees.  I firmly believe MPS has created one of the most comprehensive compensation programs in our industry; we have a mix of time-based, performance-based and market-based equity awards, coupled with competitive cash compensation for our employees.  This allows us to retain, reward and attract the best talent in our industry.  At the same time, we always listen to our stockholders carefully for their views on how to align our compensation plans with the long-term stockholder interests,” said Michael Hsing, CEO and President of MPS.

"Our stockholders have shown overwhelming support for our model since the company inception and again approved our executive compensation plans this year despite a recommendation from Glass Lewis, a proxy advisory firm, against our executive compensation program.  I am disappointed in Glass Lewis and whenever any of the proxy voting advisory firms interprets our Compensation Discussion and Analysis differently than the vast majority of our stockholders, especially when its report was based on poor analysis or lack of understanding of our industry.  Nevertheless, we will continue to engage these firms in the coming months and help them to understand our program.  On behalf of MPS board and management, I sincerely thank our stockholders who devoted extra time and efforts to understand and thoroughly support our compensation program.  You did the right thing.”

About Monolithic Power Systems, Inc.

MPS is a fabless semiconductor company specializing in high-performance analog ICs. Founded in 1997, MPS's core technology is its innovative and proprietary manufacturing process combined with superior analog circuit design capabilities across system-level and end customer applications. These combined advantages enable MPS to deliver highly integrated monolithic products that offer energy efficient and cost-effective solutions. MPS product families include DC/DC converters, LED drivers and controllers, Class-D audio amplifiers, battery chargers and protections, USB and current-limit switches and AC/DC offline products. MPS has over 1,000 employees worldwide, located in the United States, China, Taiwan, Korea, Japan, Singapore and across Europe.

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Monolithic Power Systems, MPS, and the MPS logo are registered trademarks of Monolithic Power Systems, Inc. in the U.S. and trademarked in certain other countries.

Contact:

Meera Rao

Chief Financial Officer

Monolithic Power Systems, Inc.

408-826-0777

investors@monolithicpower.com